Stockholm, Sweden, October 23, 2020 (NYSE: VNE and SSE: VNE-SDB)
Financial Report July - September 2020
Financial Summary - Q3'20
•Net Sales and Cash flow were better than expected
•Net Sales of $371 million declined by 20% including an Organic Sales[1] decline of 7%
•Active Safety Net Sales of $170 million declined by 5% including an Organic Sales decline of 9%
•Operating Cash flow was positive $1 million, which includes positive timing effects in the quarter

Outlook
•Net Sales are expected to return to organic growth during Q4'20 and outperform the global LVP during H2'20
•Currency translation, net is expected to be slightly positive for FY'20
•RD&E, net is expected to improve by more than $100 million from 2019 (on a comparable basis)
•Operating loss is expected to improve from 2019 levels (on a comparable basis), and Cash flow before financing activities[1] is now expected to be better than $(170) million for H2'20

Business Highlights
•Cash flow before financing activities tracking better than our previous expectations for FY'20
•Veoneer and Qualcomm Technologies, Inc. announced their intent to collaborate on the delivery of ADAS, Collaborative and AD solutions powered by Veoneer's next-generation perception and driving policy software stack and the Qualcomm® Snapdragon Ride™ ADAS/AD scalable portfolio of System on Chip (SoC), and Accelerators
•Completed the divestiture of the VBS-US operations to ZF Friedrichshafen AG
•Market Adjustment Initiatives (MAI) program continues to contribute to the improved operating loss and cash flow performance
•Order intake is approximately $600 million during the LTM, where Active Safety is approximately two thirds of the LTM order intake

Key Figures	Three Months Ended September 30					Nine Months Ended September 30
Dollars in millions, (except where specified)	2020		2019		Change	2020		2019		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$371		$462		$(91)	$918		$1,446		$(528)
Gross Profit / Margin	$54	14.6%	$73	15.8%	$(19)	$110	12.0%	$235	16.3%	$(125)
RD&E, net / % of Sales	$(124)	(33.4)%	$(144)	(31.3)%	$20	$(299)	(32.6)%	$(459)	(31.8)%	$160
Operating Loss / Margin	$(103)	(27.8)%	$(122)	(26.5)%	$19	$(290)	(31.6)%	$(388)	(26.8)%	$98
Operating Cash Flow	$1		$(61)		$62	$(115)		$(221)		$106

Comments from Jan Carlson, Chairman, President and CEO
Health and safety continue to be our first priorities and we are closely monitoring the development of the COVID-19 pandemic, which unfortunately shows signs of becoming more severe again, and we are staying ready to take the necessary safety precautions and business actions.
Vehicle production accelerated through the quarter, leading to a rapid increase in demand in the entire automotive supply chain, in a time when we are still fighting the effects of the global COVID-19 pandemic. In this challenging environment we executed a record number of activities including: successful vehicle launches, continued market adjustment initiatives, signing of a letter of intent with Qualcomm, finalizing the split of Zenuity and the divestment of our brake business. To summarize our underlying performance improved in almost all metrics. I am pleased with Veoneer’s operational performance in the third quarter and I would like to thank the entire Veoneer team for their focus, dedication and discipline during this highly unusual year.
Cash flow was particularly strong in the quarter and while it included certain timing effects it allows us to expect a better 2020 full year cash flow before financing than previously expected. Our market adjustment initiatives also continue to deliver the targeted improvements, we are establishing new levels of run- rate for cash flow and capital expenditures and continue to drive improvements in RD&E efficiency.
Our daily execution is the foundation that will allow our plans to materialize, and I am pleased that we are managing key launches well including the flagship Mercedes S-Class, the Subaru Levorg and the Volvo XC40 Electric. We are on track for additional fourth quarter and early 2021 launches. This development is fundamental to achieving our stated target to return to organic growth towards the later part of 2020. The selection by EuroNCAP of the Mercedes GLE as the best vehicle in its 2020 test for assisted driving, where most of the active safety content comes from Veoneer is another recent important technology proof-point.
The Qualcomm collaboration is important to Veoneer for multiple reasons. Technologically, it strengthens our capability to provide a full scalable system for the next generation ADAS and later autonomous driving. The combination of Veoneer's software for perception and drive policy and Qualcomm’s powerful and energy efficient System On a Chip (SoC) will bring a competitive offer to the market for vehicle launches in 2024 and beyond. Commercially, the go-to-market strategy led by Qualcomm will allow for broader access to the market. We are well on track to finalize the initial agreement during the fourth quarter.
Our focus areas first outlined at the beginning of 2020 remain: successful customer launches in 2020 and heading into 2021, market adjustment initiatives to continue to drive efficiencies and improve cash flow, and continuing to win profitable new business.
An earnings conference call will be held today, Friday, October 23, 2020 at 15:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. [1] For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section and further discussion of the forward-looking Non-U.S. GAAP financial measures on page 11.

Page 1 of 11                                                    23 October 2020

Financial Overview for the Quarter
Sales by Product
Net Sales	Three Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	188	193	(5)	(3)	4	2	—	—	(9)	(5)
Active Safety	170	178	(8)	(5)	8	4	—	—	(16)	(9)
Brake Systems	13	91	(78)	(85)	1	1	(77)	(85)	(2)	(7)
Total	$371	$462	$(91)	(20)%	$13	3%	$(77)	(17)%	$(27)	(7)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Net sales for the quarter declined by 20% to $371 million as compared to 2019. Organic sales[1] declined by 7% as compared to the 4% decline in LVP for the quarter. The remainder of the decline was the VNBS-Asia divestiture of 17% while the net currency effect was favorable by 3%. During the quarter, organic sales developed slightly better than our expectations entering the quarter.
Sequentially, from the second quarter in 2020, net sales more than doubled from $184 million primarily due to the sharp recovery in North America and Europe. The negative impact of COVID-19 on organic sales is estimated to be approximately $30 million during the third quarter.
Restraint Control Systems - Net sales for the quarter of $188 million decreased by 3% as compared to 2019. The organic sales decline of 5% was primarily due to lower LVP in Europe and North America.

Active Safety - Net sales for the quarter of $170 million decreased by 5% as compared to 2019. This decline was primarily driven by the organic sales decline of 9%. This slight under-performance versus the LVP was driven by launch delays with certain customer models in North America, Europe, China and Japan, as mentioned in previous quarters.
The COVID-19 impact on lower underlying LVP in our major markets for our Active Safety products more than offset the strong underlying demand for mono, stereo and thermal camera systems and ADAS ECUs on several customer models.
Brake Systems - Net sales for the quarter of $13 million decreased by 85% or $78 million as compared to 2019. The VNBS-Asia divestiture accounted for $77 million of the decline YoY.

Income Statement
Gross Profit - Gross profit for the quarter of $54 million was $19 million lower as compared to 2019, where the lower LVP was the main contributor causing the negative organic sales impact. In addition, the Brake Systems divestitures impact was $(11) million while the net currency effects were $3 million favorable.
Operating Loss - Operating loss for the quarter of $103 million decreased by $19 million as compared to 2019, despite the decline in organic sales. The Brake Systems divestitures benefit was $14 million while net currency effects were $(2) million for the quarter.
RD&E, net of $124 million for the quarter decreased $20 million as compared to 2019, including a $10 million increase related to Zenuity software associates. The underlying improvement of $30 million was due to lower gross costs and higher engineering reimbursements, including the Brake Systems divestitures benefit of $17 million.
SG&A expense of $43 million for the quarter decreased $2 million as compared to 2019, due to lower consultancy and associate related costs. The Brake Systems divestitures benefit was $6 million.
Other income and amortization of intangibles combined improved $16 million for the quarter as compared to 2019 mainly due to lower amortization of intangibles, including a $5 million and a $10 million recovery related to an IP license sold to Volvo.

Net Loss - Net loss for the quarter of $132 million improved by $7 million as compared to 2019, primarily due to the operating loss improvement and the $15 million decrease in the equity method investment loss related to the Zenuity JV split, which were partially offset by the $24 million non-cash impairment charge related to the Zenuity JV split.
Interest expense and income, net for the quarter was $6 million higher as compared to 2019, due to interest expense related to the convertible debt.
Income tax expense for the third quarter was $3 million lower as compared to 2019, mainly due to lower underlying tax expense on operations.
The non-controlling interest was $6 million higher for the quarter as compared to 2019 due to the VNBS-Asia divestiture in February 2020.
Loss per Share - Loss per share of $1.18 improved by $0.02 for the quarter as compared to 2019. The improvement was mainly due to the combined operating loss and equity method investment effect of $0.30 per share. This improvement was partially offset by a non-cash impairment charge related to the Zenuity JV split of $(0.22) per share.

Cash Flow and Balance Sheet
Net cash provided by operating activities - Net cash provided by operating activities of $1 million during the quarter improved by $62 million as compared to 2019. The positive operating cash flow was mainly driven by a working capital improvement of $69 million.
Net cash provided by investing activities - Net cash provided by investing activities of $5 million during the quarter was $84 million higher as compared to 2019. This was due to lower capital expenditures of $40 million, lower investments in Zenuity of $23 million and a VBS-US divestiture recovery of $22 million.
Cash flow before financing activities[1] - The cash flow before financing activities of $6 million for the quarter was $146 million higher as compared to 2019 mainly due to improved net working capital, lower capital expenditures and the benefits from the JV strategic reviews.

Net Working Capital[1] - Net working capital for the quarter of $(117) million was $65 million better as compared to 2019 due to lower accounts receivable, inventories, net and accounts payable. The favorable timing effects were approximately $80 million for the quarter, of which $30 million was expected from the previous quarter and $50 million is expected to reverse next quarter.
Capital Expenditures - Capital expenditures of $19 million for the quarter decreased by $40 million as compared to 2019 mainly due to lower investments in VBS-US, facility expansions, and engineering related IT. The Brake Systems divestitures benefit was $19 million.
Cash and cash equivalents - Cash and cash equivalents of $846 million decreased by $5 million during the quarter due to the strong operating cash flow performance, benefit from investing activities and exchange rates, which mostly offset a short-term loan repayment.

Page 2 of 11                                                    23 October 2020

Segment Overview for the Quarter
Electronics	Three Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$358		$371		$(13)	(4)%	$11	3%	$(24)	(7)%
Operating Loss / Margin	$(80)	(22.2)%	$(90)	(24.3)%	$10
Segment EBITDA1 / Margin	$(53)	(14.9)%	$(69)	(18.5)%	$16
Associates	7,329		7,616		(287)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - Net sales for the Electronics segment decreased by $13 million to $358 million for the quarter as compared to 2019. This sales decline was mainly due to the organic sales[1] decline in Restraint Control Systems and Active Safety of $9 million and $16 million, respectively, which was partially offset by the positive net currency translation effects of $11 million.
Operating Loss - Operating loss for the Electronics segment of $80 million for the quarter decreased by $10 million as compared to 2019. This decrease is mainly due to the RD&E, net underlying improvement related to lower gross costs and higher engineering reimbursements, which more than offset the costs related to the Zenuity software team, which was previously reported in the equity method loss.

EBITDA[1] - EBITDA[l] loss for the Electronics segment decreased by $16 million to negative $53 million for the quarter as compared to 2019. This change is mainly due to the operating loss improvement for the segment while depreciation and amortization decreased by $6 million.
Associates - Associates, net in the Electronics segment decreased by 287, net to 7,329 as compared to 2019, mainly due to a net reduction in engineering of more than 200 associates, even after the addition of approximately 220 Zenuity associates. Direct labor and temporary associates declined by approximately 140 and 180, respectively reflecting the volume decline as compared to 2019.
Deliveries - Deliveries during the quarter were 2.7 million units for Restraint Controls Systems and 2.0 million units for Active Safety.

Brake Systems	Three Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%	$	%
Net Sales	$9		$91		$(82)	(89)%	$1	1%	$(77)	(85)%	$(6)	(32)%
Operating Loss / Margin	$(3)	(35.2)%	$(17)	(18.6)%	$14
Segment EBITDA1 / Margin	$(4)	(33.5)%	$(8)	(9.3)%	$4
Associates	—		1,467		(1,467)
  1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - Net sales for the Brake Systems segment decreased by $82 million to $9 million for the quarter as compared to 2019. The sales decrease was mainly attributable to the VNBS-Asia divestiture of $77 million.
Operating Loss - Operating loss for the Brake Systems segment for the quarter decreased by $14 million to $3 million as compared to 2019. This change was mainly due to the VNBS-Asia divestiture, where the loss in 2019 was $10 million for the quarter and lower volumes in the remaining legacy Honda Brake Systems business.

EBITDA[1] - EBITDA loss for Brake Systems segment decreased by $4 million to negative $4 million for the quarter as compared to 2019. This change was mainly due to the net effect of the divestitures.
Associates - Associates, net in the Brake Systems segment decreased by 1,467 as compared to 2019, due to the divestitures of VNBS-Asia and VBS-US operations.
Deliveries - Deliveries during the quarter were 0.03 million units for the Brake Systems segment.

Corporate and Other	Three Months Ended September 30
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$4		$—		$4
Operating Loss / Margin	$(20)	—%	$(15)	—%	$(5)
Segment EBITDA1 / Margin	$(20)	—%	$(15)	—%	$(5)
Associates	104		45		59
1 Non-U.S. GAAP measure reconciliation for EBITDA

Net Sales - Net Sales of $4 million for the third quarter reflects the legacy Honda Brake Systems business after the VBS-US divestiture.
Associates - Associates, net increased by 59 to 104 for the quarter as compared to 2019 due to the associates now included in Corporate and Other related to supporting the legacy Honda Brake Systems business.

Operating Loss and EBITDA[1] - Operating and EBITDA loss of $20 million increased by $5 million and $5 million, respectively, mainly due to associate related costs in the quarter as compared to 2019. The Brake Systems loss after the VBS-US divestiture was approximately $1 million.

Page 3 of 11                                                    23 October 2020

Financial Overview Year to Date
Sales by Product
Net Sales	Nine Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	450	617	(167)	(27)	(5)	(1)	—	—	(162)	(26)
Active Safety	411	554	(143)	(26)	—	—	—	—	(143)	(26)
Brake Systems	57	275	(218)	(80)	1	—	(205)	(75)	(14)	(30)
Total	$918	$1,446	$(528)	(37)%	$(4)	—%	$(205)	(14)%	$(319)	(26)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Net sales for the first nine months declined by 37% to $918 million as compared to 2019. The organic sales[1] declined by 26%, as compared to the 24% reduction in LVP for the same period. The remainder of the decline was mainly due to the VNBS-Asia divestiture of 14%. Net currency translation effects are $(4) million.

Active Safety - Net sales for the first nine months decreased by 26% to $411 million as compared to 2019. This decline was driven by the organic sales decline of 26%. This performance versus the LVP was positively impacted by our strong product content on premium brands in Europe, where we have a relatively higher CPV than in other markets.

During the first nine months, excluding Brake Systems, the organic sales declined in North America 36%, Europe 22% and Asia 20%, primarily due to the negative impact of the COVID-19 pandemic. These negative effects mostly impacted North America and Europe from mid-March through May and Asia from February through mid-April.
Strong demand for mono, stereo and thermal camera systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the negative volume effect from the product mix shift from our 24Ghz to 77Ghz radar technology, the phase-out of mono-vision programs with BMW, and lower underlying LVP.

Restraint Control Systems - Net sales for the first nine months of $450 million decreased by 27% as compared to 2019. The 26% organic sales decline was mostly in North America and Europe related to the LVP.

Brake Systems - Net sales for the first nine months decreased by 80% to $57 million as compared to 2019. The VNBS-Asia divestiture was 75% or $205 million while the organic sales decline was 30% or $14 million.

Income Statement
Gross Profit - Gross profit for the first nine months of $110 million was $125 million lower as compared to 2019, where the main contributors were the negative LVP, and volume and product mix effects, that caused the lower organic sales. The Brake Systems divestitures impact was $(30) million and net currency effects were $1 million favorable.

Net Loss - Net loss for the first nine months of $453 million increased $24 million as compared to 2019. The $(91) million net effect of the divestiture gain on VNBS-Asia and impairments of VBS-US and the Zenuity JV split were more than offset by the combined operating loss and equity method investment improvement of $109 million.

Operating Loss - Operating loss for the first nine months of $290 million improved by $98 million as compared to 2019, despite the drop in organic sales. The Brake Systems divestitures benefit was $16 million while the positive net currency effects was $3 million.
Interest expense and income, net for the first nine months was $14 million higher as compared to 2019, due to interest expense related to the convertible debt of $12 million. Other non-operating items, net increased $1 million due to an investment loss in 2020.
RD&E, net for the first nine months of $299 million decreased by $160 million as compared to 2019, due to $80 million higher than normal engineering reimbursements and lower gross costs. The Brake Systems divestitures benefit was $29 million while additional Zenuity associates partially offset these benefits by $10 million.
Income tax expense of $26 million for the first nine months was $27 million higher as compared to 2019. This change is mainly due to $21 million tax expense on the VNBS-Asia divestiture, and the $7 million benefit on the convertible debt in 2019, which was partially offset by a $3 million lower underlying tax expense.

SG&A expense for the first nine months of $124 million decreased $24 million as compared to 2019, due to lower consultancy, IT and associate related costs. The Brake Systems divestitures benefit was $12 million.	Non-controlling interest for the first nine months was $27 million unfavorable as compared to 2019 due to the divestiture of the Brake Systems business.
Other income and amortization of intangibles combined improved $39 million for the first nine months as compared to 2019 mainly due to lower amortization of intangibles, including $10 million related to the VNBS-Asia divestiture, $20 million recovery from Nissin Kogyo and a $10 million recovery related to an IP license sold to Volvo.

Loss per Share - Loss per share of $4.07 for the first nine months improved by $0.03 as compared to 2019. The lower operating loss and equity method investments $0.98 per share was partially offset by the combined effects of non-cash items from the VNBS-Asia divestiture gain, VBS-US impairment and Zenuity impairment of $(0.82) per share. The share count increase in 2019 reduced the loss by $0.70 per share.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $115 million during the first nine months was $106 million favorable as compared to 2019. The improvement was primarily driven by the working capital improvement and the lower operating loss.

Net Working Capital[1] - The $120 million positive change in net working capital for the first nine months was due to $30 million in timing effects from year-end, underlying receivable improvements during 2020 and $50 million in timing effects that are expected to reverse next quarter.

Net cash proceeds from investing activities - Net cash proceeds from investing activities of $104 million for the first nine months was $302 million higher as compared to 2019. This was due to lower capital expenditures and investments in Zenuity and divestiture proceeds.

Capital Expenditures - Capital expenditures of $70 million for the first nine months decreased by $98 million as compared to 2019 mainly due to lower investments in VBS-US, facility expansions, and engineering related IT. The Brake System divestitures benefit was $48 million.

Cash flow before financing activities[1] - Cash flow before financing activities of $(11) million for the first nine months was $408 million better as compared to 2019 mainly due to improved net working capital, lower capital expenditures and divestiture proceeds.

Shareholders Equity - Shareholders equity, excluding non-controlling interest of $1,298 million, decreased by $431 million during the first nine months mainly due to the net loss of $429 million for the first nine months.

Page 4 of 11                                                    23 October 2020

Segment Overview Year to Date
Electronics	Nine Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$861		$1,171		$(310)	(26)%	$(5)	0%	$(305)	(26)%
Operating Loss / Margin	$(202)	(23.5)%	$(281)	(24.0)%	$79
Segment EBITDA1 / Margin	$(132)	(15.3)%	$(220)	(18.8)%	$88
Associates	7,329		7,616		(287)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - Net sales for the Electronics segment decreased by $310 million to $861 million for the first nine months as compared to 2019. This sales decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $143 million and $162 million, respectively, along with the currency translation effects of $5 million.
Operating Loss - Operating loss for the Electronics segment of $202 million for the first nine months decreased by $79 million as compared to 2019. This improvement was primarily due to the higher than normal engineering reimbursements, lower RD&E gross, including the costs related to the Zenuity software team, which was previously reported in the equity method loss, and the recovery from Nissin Kogyo. All of these helped to mitigate the negative LVP impact from the COVID-19 pandemic, and volume and product mix effects causing the lower organic sales for the segment.

EBITDA[1] - EBITDA[l] loss for Electronics segment decreased by $88 million to negative $132 million for the first nine months as compared to 2019. This change is mainly due to the decrease in operating loss for the segment while depreciation and amortization increased by $9 million mainly due to previous investments for growth.
Associates - Associates, net in the Electronics segment increased by 624 net to 7,329 as compared to the previous quarter, mainly due to the additional Zenuity software associates of approximately 220. Also, the production recovery from COVID-19 in the second quarter caused an increase in direct labor associates of approximately 300 while temporary associates increased by approximately 225.
Deliveries - Deliveries during the first nine months for Restraint Controls Systems and Active Safety were 8.7 and 4.7 million units, respectively.

Brake Systems	Nine Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%	$	%
Net Sales	$53		$275		$(222)	(81)%	$1	0%	$(205)	(75)%	$(18)	(38)%
Operating Loss / Margin	$(37)	(70.0)%	$(54)	(19.6)%	$17
Segment EBITDA1 / Margin	$(35)	(67.0)%	$(26)	(9.3)%	$(9)
Associates	—		1,467		(1,467)
  1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - Net sales for the Brake Systems segment decreased by $222 million to $53 million for the first nine months as compared to 2019. The sales decrease was mainly attributable to the VNBS-Asia divestiture of $205 million.

EBITDA[1] - EBITDA loss for the Brake Systems segment increased by $9 million to negative $35 million for the first nine months as compared to 2019. This change was mainly due to the net effect of the VNBS-Asia divestiture.

Operating Loss - Operating loss for the Brake Systems segment for the first nine months decreased by $17 million to $37 million as compared to 2019. This change was mainly due to the divestiture of VNBS-Asia where the loss was $20 million during the first nine months in 2019.
Associates - Approximately 300 associates were included in the VBS-US divestiture as compared to the previous quarter.
Deliveries - Deliveries during the first nine months were 0.2 million units for the Brake Systems.

Corporate and Other	Nine Months Ended September 30
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$4		$—		$4
Operating Loss / Margin	$(51)	—%	$(53)	—%	$2
EBITDA1 / Margin	$(50)	—%	$(52)	—%	$2
Associates	104		45		59
1 Non-U.S. GAAP measure reconciliation for EBITDA

Sales - Net Sales for the first nine months of $4 million reflects the legacy Honda Brake Systems business after the VBS-US divestiture.
Associates - Associates, net increased by 64 to 104 from the previous quarter due to the associates now included in Corporate and Other related to supporting the legacy Honda Brake Systems business.

Operating Loss and EBITDA[1] - Operating and EBITDA loss for Corporate and other for the first nine months each decreased by $2 million as compared to 2019. The improvement is mainly due to lower consultancy costs. The Brake Systems loss after the VBS-US divestiture was approximately $1 million.

Page 5 of 11                                                    23 October 2020

Veoneer Brake Systems (VBS) - US Operations
Historical Figures Dollars in millions, (except where specified)	First Quarter			Second Quarter			Third Quarter			Fourth Quarter		Full Year
	2020	2019	2018	2020	2019	2018	2020	2019	2018	2019	2018	2020	2019	2018
Net Sales	$13	$16	$15	$5	$15	$15	$9	$14	$15	$14	$13	$27	$59	$58
Gross Profit	$(1)	$(1)	$(2)	$(4)	$(4)	$—	$(1)	$(2)	$—	$(3)	$(1)	$(6)	$(10)	$(3)
SG&A	$(1)	$(1)	$(112)	$(2)	$(1)	$(1)	$—	$8	$(1)	$(2)	$(1)	$(3)	$4	$(115)
RD&E	$(14)	$(11)	$(6)	$(12)	$(12)	$—	$(1)	$(12)	$(4)	$(13)	$(4)	$(27)	$(48)	$(14)
Operating Income / (Loss)	$(16)	$(13)	$(120)	$(20)	$(15)	$(1)	$(4)	$(7)	$(5)	$(18)	$(7)	$(40)	$(53)	$(133)
Capital Expenditures	$—	$6	$13	$—	$7	$15	$—	$14	$17	$8	$10	$—	$35	$55
Depreciation and Amortization	$(1)	$(2)	$(112)	$—	$(3)	$(2)	$(1)	$(1)	$(1)	$(1)	$(2)	$(2)	$(7)	$(117)
Associates - TOTAL	351	337	356	350	334	336	—	372	332	373	330	—	373	330
Associates - Direct Labor	91	104	137	93	104	118	—	98	115	98	111	—	98	111
Associates - RD&E	183	157	141	178	154	152	—	205	152	206	152	—	206	152
Associates - Temporary	24	8	4	25	12	10	—	16	10	27	9	—	27	9

VBS - US Operations Summary
Veoneer closed the VBS-US operations divestiture to ZF Friedrichshafen AG where proceeds from the divestiture were $22 million during the third quarter of 2020. VBS-US operations net sales were $9 million with an operating loss of $4 million during the quarter. Approximately 300 associates joined ZF as part of the divestiture.

COVID-19 Commentary
The COVID-19 pandemic continues to cause significant uncertainty in the global economy. This includes the automotive industry and LVP for 2020 and the upcoming years ahead, which are dependent on underlying consumer demand.
During the third quarter, our customers in Europe and North America generally experienced a sharp ramp-up of their production, after most factories had been idled, or running on very reduced schedules during the latter part of the first quarter and the early part of the second quarter. However, during the third quarter, we experienced an even stronger increase in production ramp-ups by our customers in China, while there has been a stabilization of production in other Asian vehicle producing countries from the initial recovery during the second quarter this year. The strong customer call-offs, predominately in China have continued in the fourth quarter and are creating some challenges in the supply chain for certain key components in the restraint control business.

Our updated planning assumptions reflect the stronger than expected recovery of global LVP during the third quarter and our current customer forecasts for the fourth quarter. The latest IHS forecast implies a YoY LVP decline of approximately 4% for the second half of 2020 and approximately 19% for the full year 2020, which are both improvements from July 2020. However, we continue to monitor the situation as the number of new COVID-19 cases in Europe and the United States seem to be on the rise, which may impact the LVP and our customer forecasts in the near-term.
As our OEM customers recovered to more normal, or higher than normal in certain countries, we have returned to higher production levels as well. The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.
As noted in our 2020 Outlook, in response to the pandemic, the Company continues to extend its MAIs to further mitigate the impact of the pandemic on its cash flow and operating results. The actions taken by the Company to mitigate the impact, include reducing its annual RD&E, net by more than $100 million and other expenses with the intention of reducing the Company's operating loss and conserving cash in 2020 so as to enter 2021 in a stable cash position. Veoneer estimates the negative organic sales impact from the lower customer demand to be approximately $30 million for the third quarter and approximately $250 million through the first nine months of 2020.
In 2020, the most important driver for Veoneer’s business is new customer and technology launches. For the top 15 launches we see no cancellations of projects; however, approximately half of such launches have been postponed by up to one quarter while the rest remain on track, or actually even slightly ahead of schedule. The exact volumes and consumer take rates are hard to predict at this point in time.

Page 6 of 11                                                    23 October 2020

Associates		September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
TOTAL		7,433	7,095	7,571	8,874	9,127
Whereof:	Direct Manufacturing	1,370	1,130	1,326	2,002	2,116
	RD&E	4,454	4,404	4,590	4,907	5,086
	Temporary	1,258	1,031	1,166	1,396	1,630

Associates, net increased by 338 to 7,433 during the quarter as compared to 7,095 in the previous quarter. Approximately 220 of the increase was related to the Zenuity JV split.
The RD&E increase of 50 associates included approximately 210 software engineers which more than offset an underlying decline of approximately 160 engineers. Direct manufacturing associates increased by 240 from the previous quarter, as did temporary associates by 227, reflecting the sharp increase in production volumes in the third quarter from the previous quarter.

Associates, net decreased by 1,694 to 7,433 during the quarter from 9,127 as compared to the third quarter in 2019. The Brake Systems divestitures effect on the decline was approximately 1,400 associates.
The underlying Veoneer decrease of 519 associates (excluding the effect of divestitures), as compared to the same quarter in 2019, was mainly due to reductions in direct manufacturing and RD&E of 106 and 208, respectively, while temporary associates declined by 155. The YoY reductions are primarily a result of our MAIs program, engineering efficiency improvements and slightly lower organic sales.

2020 Outlook and Targets
The sharp production rebound in Q3'20 is expected to sequentially improve further during the fourth quarter. Based on current customer call-offs and forecasts, Veoneer expects to return to organic sales growth during Q4'20 and to outperform the LVP for H2'20. The Company expects this organic growth to accelerate into FY'21.
Veoneer remains on track with its implementation of additional MAIs with the underlying aim to offset the negative effects from lower sales and the impact on cash flow. Veoneer expects RD&E, net in FY'20 to improve by more than $100 million as compared to 2019, on a comparable basis, and the operating loss to improve in 2020 as compared to 2019, on a comparable basis.

Capital expenditures are expected to be less than $125 million for FY'20. As a result of a better than expected third quarter, the Company's current outlook is for cash flow before financing activities to be better than $(170) million for the second half of 2020, however the COVID-19 pandemic continues to create a challenging and uncertain environment.

Other Topics and Events
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV and our VBS-US operations. Veoneer intends to discontinue its Segment reporting starting with the fourth quarter of 2020 due to the divestiture of its Brake Systems business. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production. The Company's reference to a "comparable basis" in this report, which refers to comparability on a "like-for-like basis", excludes divestiture and JV effects.
August 11 - Veoneer announced the completion of the divestiture of VBS-US to ZF Friedrichshafen AG.

August 11 - Veoneer and The Techno Creatives were jointly awarded the prestigious Red Dot Award in the category Brands & Communication Design 2020 for the project "Collaborative Driving Data Visualizer", presented at the CES 2020 technology show.
August 27 - Veoneer announced a non-binding letter of intent with Qualcomm Technologies, Inc. to collaborate on the delivery of scalable ADAS Collaborative and AD solutions powered by Veoneer's next-generation perception and driving policy software stack and Qualcomm® Snapdragon Ride™ ADAS/AD scalable portfolio of SoC and Accelerators. This solution ranges from L1 to L4 systems uniquely designed to create an open platform for Tier-1 suppliers and OEMS.
September 10 - Veoneer announced that it will equip a world-class premium automaker with its fourth generation stereo vision camera system, perception software and 77 GHz front and rear radar system. These systems provide data to the vehicle's ADAS which enables the most advanced Active Safety features.
October 2 - Veoneer announced that is has partnered with Subaru to introduce the new generation EyeSight System on the all-new Subaru Levorg. Veoneer will produce the stereo vision camera hardware for the Japan market during the fourth quarter this year, and will launch on subsequent new models in 2021.
October 5 - Veoneer announced its Active Safety products (stereo vision camera, radar and ADAS ECU) are installed in the Mercedes GLE, which received the highest rating of nine competitors according to the new Euro NCAP 2020 AD test rating system.

Next Report - The next Veoneer earnings report for the fourth quarter of 2020 is currently planned for Wednesday, February 3, 2021. Contacts: Thomas Jonsson - EVP Communications & IR, thomas.jonsson@veoneer.com or +46 8 527 762 27 and Ray Pekar - VP Investor Relations, ray.pekar@veoneer.com or +1 248 794 4537.

Definitions: ADAS - Advanced Driver Assist Systems, AD - Autonomous Driving, CPV - Content per Vehicle, ECU - Electronics Control Unit, FY - Full Year, IP - Intellectual Property, JV - Joint Venture, LTM - Last Twelve Months, LVP - Light Vehicle Production according to IHS, MAI - Market Adjustment Initiatives (which includes efficiency programs, strategic reviews and portfolio optimization), OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, SoC - System on Chip, VNBS JV - Veoneer Nissin Brake Systems Joint Venture, VBS - Veoneer Brake Systems, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Friday, October 23, 2020. Inquiries - Company Corporate website www.veoneer.com.
Page 7 of 11                                                    23 October 2020

Safe Harbor Statement
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), RD&E spend, operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; impact of COVID-19 on our customers and their production and product launch schedules; impact of COVID-19 on the Company’s financial condition, business operations and liquidity; impact of COVID-19 on our suppliers and availability of components for our products; our ability to complete the transaction contemplated by the non-binding agreement with Qualcomm Technologies, which is subject to the negotiation and documentation of a definitive agreement; the development of the software and integrated platform contemplated by the non-binding agreement with Qualcomm Technologies; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2019
Dollars in millions, (except per share data)	2020	2019	2020	2019
Net sales	$371	$462	$918	$1,446	$1,374	$1,902
Cost of sales	(317)	(389)	(808)	(1,211)	(1,187)	(1,591)
Gross profit	54	73	110	235	187	311
Selling, general & administrative expenses	(43)	(45)	(124)	(148)	(166)	(189)
Research, development & engineering expenses, net	(124)	(144)	(299)	(459)	(402)	(562)
Amortization of intangibles	(1)	(6)	(4)	(17)	(7)	(20)
Other income, net	11	—	27	1	26	—
Operating loss	(103)	(122)	(290)	(388)	(362)	(460)
Loss on divestiture and assets impairment charge, net	(24)	—	(91)	—	(91)	—
Loss from equity method investment	(1)	(16)	(39)	(50)	(59)	(70)
Interest income (expense), net	(4)	2	(7)	7	(6)	8
Other non-operating items, net	—	—	—	1	—	1
Loss before income taxes	(132)	(136)	(427)	(430)	(518)	(521)
Income tax benefit (expense)	—	(3)	(26)	1	(28)	(1)
Net loss [1]	(132)	(139)	(453)	(429)	(546)	(522)
Less: Net Income (loss) attributable to non-controlling interest	—	(6)	1	(26)	5	(22)
Net loss attributable to controlling interest	$(132)	$(133)	$(454)	$(403)	$(551)	$(500)
Net loss per share – basic [2]	$(1.18)	$(1.20)	$(4.07)	$(4.10)	$(4.94)	$(4.92)
Weighted average number of shares outstanding [2]	111.59	111.40	111.55	98.32	111.55	101.62
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 8 of 11                                                    23 October 2020

Consolidated Balance Sheet	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Dollars in millions
Assets
Cash & cash equivalents	$846	$851	$970	$859	$1,062
Receivables, net	245	206	216	253	309
Inventories, net	124	132	135	144	159
Related party receivables	6	8	6	11	14
Prepaid expenses and contract assets	32	29	36	47	46
Other current assets	20	17	18	18	12
Current assets held for sale	—	17	26	317	$—
Total current assets	$1,273	$1,260	$1,407	$1,649	$1,602
Property, plant & equipment, net	$413	$406	$395	$473	$570
Right of use assets, operating lease	86	93	96	100	99
Equity method investment	129	74	79	87	75
Goodwill	314	290	289	290	290
Intangible assets, net	22	11	12	17	87
Deferred tax assets	6	6	7	7	11
Investments	9	9	10	9	10
Other non-current assets	27	28	26	111	111
Total assets	$2,279	$2,177	$2,321	$2,743	$2,855
Liabilities and equity
Accounts payable	$223	$131	$233	$233	$317
Related party payables	1	1	2	3	4
Accrued expenses	230	200	198	192	227
Income tax payable	28	28	26	7	6
Related party short-term debt	14	—	1	1	3
Other current liabilities	51	63	40	37	56
Current liabilities held for sale	—	6	7	118	—
Total current liabilities	$547	$429	$507	$591	$613
4% Convertible Senior Notes due 2024	$167	$165	$163	$160	$158
Pension liability	18	17	17	17	21
Deferred tax liabilities	10	11	13	13	12
Operating lease non-current liabilities	68	75	78	82	81
Financial lease non-current liabilities [1]	42	38	34	33	33
Related party long-term liabilities	103	—	—	—	12
Other non-current liabilities	26	28	27	29	25
Total non-current liabilities	$434	$334	$332	$334	$342
Equity
Common stock	$111	$111	$111	$111	$111
Additional paid-in capital	2,349	2,347	2,345	2,343	2,343
Accumulated deficit	(1,135)	(1,003)	(914)	(681)	(584)
Accumulated other comprehensive income (loss)	(27)	(41)	(60)	(44)	(59)
Total Equity	$1,298	$1,414	$1,482	$1,729	$1,811
Non-controlling interest	$—	$—	$—	89	89
Total Equity and non-controlling interest	$1,298	$1,414	$1,482	$1,818	$1,900
Total Liabilities, Equity and non-controlling interest	$2,279	$2,177	$2,321	$2,743	$2,855
[1] Figures were reported as Other non-current liabilities for the last three quarters in 2018.

Page 9 of 11                                                    23 October 2020

Consolidated Cash Flow Statement	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Operating activities
Net loss	$(132)	$(139)	$(453)	$(429)	$(546)	$(522)
Depreciation and amortization	27	30	73	90	98	115
Loss on divestiture and assets impairment charge, net[4]	24	—	91	—	91	—
Other, net	13	2	45	41	62	58
Change in operating assets and liabilities	69	46	129	77	76	24
Net cash provided by (used in) operating activities [1]	$1	$(61)	$(115)	$(221)	$(219)	$(325)
Investing activities
Capital expenditures	$(19)	$(59)	$(70)	$(168)	$(115)	$(213)
Proceeds from divestiture	22	—	198	—	198	—
Equity method investment	35	(21)	10	(32)	(16)	(58)
Short-term investments	—	—	—	5	—	5
Long-term investments	—	1	(1)	(3)	1	(1)
Proceeds from sale of property, plant and equipment	10	—	10	—	12	2
Acquisition of intangible assets	(10)	—	(10)	—	(10)	—
Acquisition of business and interest in affiliates, net of cash paid	(33)	—	(33)	—	(33)	—
Net cash provided by (used in) investing activities	$5	$(79)	$104	$(198)	$37	$(265)
Financing activities
Issuance of Common Stock	—	—	—	405	(2)	403
Net increase in long-term debt	—	4	(1)	206	3	210
Net increase in short-term debt	(17)	2	(2)	22	(2)	22
Paid Dividend	—	—	(5)	—	(5)	—
Net change in related party short-term debt	—	(1)	—	1	—	1
Net cash provided by (used in) financing activities	$(17)	$5	$(8)	$634	$(6)	$636
Effect of exchange rate changes in cash [2]	6	(7)	6	(17)	7	(16)
Increase (decrease) in cash and cash equivalents	$(5)	$(142)	$(13)	$198	$(181)	$30
Cash and cash equivalents at beginning of period	851	1,204	859	864	1,062	864
Less: Cash and cash equivalents at end of period, assets held for sale	—	—	—	—	(35)	(35)
Cash and cash equivalents at end of period [3]	$846	$1,062	$846	$1,062	$846	$859
[1] Operating Cash flow is the equivalent to “Net cash provided by (used in) operating activities”, [2] Including cash equivalents, [3] Excluding Cash in Assets Held for Sale of $35 million, [4] The net loss from the VNBS-Asia divestiture gain on sale of $77 million and the VBS-US operations assets held for sale impairment of $(144) million.

Key Ratios	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2019
Dollars in millions, (except where specified)	2020	2019	2020	2019
Gross Margin % [1]	14.6	15.8	12.0	16.3	13.6	16.4
SG&A %	(11.5)	(9.8)	(13.5)	(10.2)	(12.1)	(9.9)
RD&E %	(33.4)	(31.3)	(32.6)	(31.8)	(29.3)	(29.6)
Operating Margin % [2]	(27.8)	(26.5)	(31.6)	(26.8)	(26.3)	(24.2)
Depreciation and Amortization %	(7.1)	(6.5)	(8.0)	(6.2)	(13.8)	(6.1)
EBITDA % [3]	(20.7)	(20.0)	(23.6)	(20.6)	(19.2)	(18.1)
Capital Expenditures %	(5.1)	(12.8)	(7.6)	(11.6)	(8.4)	(11.2)
Net Working Capital [4]	$(117)	$(52)	$(117)	$(52)	$(117)	$3
Operating Cash flow [5]	$1	$(61)	$(115)	$(221)	$(219)	$(325)
Shareholders’ Equity [6]	$1,298	$1,811	$1,298	$1,811	$1,298	$1,729
Cash and Cash Equivalents	$846	$1,062	$846	$1,062	$846	$859
Weighted average number of shares outstanding [6]	111.59	111.40	111.55	98.32	111.55	101.62
Net loss per share – basic [7]	$(1.18)	$(1.20)	$(4.07)	$(4.10)	$(4.94)	$(4.92)
Total Shareholders’ Equity per share	$11.63	$16.26	$11.64	$18.42	$11.64	$17.01
Number of Associates at period-ending [8]	6,175	7,203	6,175	7,203	n/a	7,478
Number of Total Associates at period-ending [9]	7,433	9,127	7,433	9,127	n/a	8,874
Days Receivables Outstanding [10]	51	56	58	59	54	52
Days Inventory Outstanding [11]	31	31	37	31	36	29
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 11. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Page 10 of 11                                                    23 October 2020

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales and percentage change on a comparable basis thereby excluding any structural impacts. This facilitates separate discussions of the impact of acquisitions and divestitures and exchange rates on the Company’s performance. The tables in this report present the $ reconciliation of the changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital and cash flow before financing activities.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Net Loss	$(132)	$(139)	$(453)	$(429)	$(546)	$(522)
Loss on divestiture and assets impairment charge, net	24	—	91	—	91	—
Depreciation and amortization	26	30	72	90	97	115
Loss from equity method investment	1	16	39	50	59	70
Interest and other non-operating items, net	4	(2)	8	(8)	7	(9)
Income tax expense (benefit)	—	3	26	(1)	28	1
EBITDA	$(77)	$(92)	$(217)	$(298)	$(264)	$(345)

Segment EBITDA to EBITDA	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Electronics	$(53)	$(69)	$(132)	$(220)	$(154)	$(242)
Brake Systems	(4)	(8)	(35)	(26)	(41)	(32)
Segment EBITDA	$(57)	$(77)	$(167)	$(246)	$(195)	$(274)
Corporate and other	(20)	(15)	(50)	(52)	(69)	(71)
EBITDA	$(77)	$(92)	$(217)	$(298)	$(264)	$(345)

Working Capital to Net Working Capital	September 30, 2020	September 30, 2019	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018
Dollars in millions
Total current assets	$1,273	$1,602	$1,260	$1,758	$1,649	$1,543
less Total current liabilities	547	613	429	572	591	636
Working Capital	$726	$989	$831	$1,185	$1,058	$907
less Cash and cash equivalents	(846)	(1,062)	(851)	(1,204)	(859)	(864)
less Short-term debt	3	21	20	20	3	—
less Net of Assets and Liabilities held for sale	—	—	(11)	—	(199)	—
Net Working Capital	$(117)	$(52)	$(11)	$1	$3	$42

Cash Flow before Financing Activities	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Net cash provided by (used in) Operating Activities	$1	$(61)	$(115)	$(221)	$(219)	$(325)
Plus Net cash provided by (used in) Investing Activities	5	(79)	104	(198)	37	(265)
Cash flow before Financing Activities	$6	$(140)	$(11)	$(419)	$(182)	$(590)

Page 11 of 11                                                    23 October 2020